Ohr Pharmaceutical 8-K

Exhibit 99.1

Ohr Pharmaceutical Announces Results from OHR/AVR118 Phase II Trial in Cancer Cachexia

Demonstrates Weight Maintenance and Increase in Patient Appetite and Quality Of Life

NEW YORK, NY (March 21, 2013)  Ohr Pharmaceutical (OTCQB: OHRP), a pharmaceutical company focused on the development of novel therapeutics for large unmet medical needs, today announced the results of a Phase II trial to evaluate the effects of OHR/AVR118 in advanced cancer patients with cachexia. Cancer cachexia is the complex, multi-symptom syndrome seen in late-stage cancer patients, characterized by anorexia and unintended loss of appetite, progressive and continual weight loss, accompanied by generalized host tissue wasting, skeletal muscle atrophy, immune and metabolic dysfunction, and a greatly diminished quality of life. Cancer cachexia is most pronounced in advanced malignancies such as lung, pancreatic and gastrointestinal cancers. There is currently no FDA approved therapy for cancer cachexia.

Eighteen enrolled patients, three with stage III and fifteen with stage IV cancers completed the treatment protocol. The group consisted of six with pancreatic cancer, five with lung cancer, two with prostate cancer and one each with colon, stomach, esophageal, liver cancers and multiple myeloma. While the primary trial end point of weight gain was not achieved, at the completion of treatment, patients achieved stabilization of body weight, body fat and muscle mass with a significant increase in appetite (p=.001).  Moreover, PG-SGA (Patient Generated Subjective Global Assessment) scores demonstrated improvement (p=.025), indicating an enhanced quality of life (QOL).  No statistically significant differences from baseline (as indicated by the paired t test) were observed in body fat content, arm circumference, triceps fold measurement, nausea or vomiting.

Patients had the option to continue receiving study drug after completing the initial 28 day treatment period if they and their doctor felt it was in their best interest, and 11 of the 18 patients (61%) elected to do so, being treated with the drug for a total of  between 42 to 153 days. Sustained body weight stabilization was maintained even on prolonged therapy with the drug in this sub-group of patients. Importantly, these results were seen despite the fact that 7 of the 18 patients were receiving concomitant chemotherapy, and 1 was receiving concomitant radiotherapy during the trial treatment period with OHR/AVR118. Ordinarily, chemotherapy and radiation exacerbate the symptoms of cachexia. The drug was well tolerated by the patients in the study. The Company expects to present additional detailed data in a presentation at an appropriate scientific forum or in a peer reviewed publication.

“We would like to thank the patients and hospital staff for their participation in the study” commented Dr. Irach Taraporewala, CEO of Ohr Pharmaceutical. “OHR/AVR118 has the potential to benefit cancer patients suffering from the debilitating effects of cachexia. Stronger, more stable patients have a much better chance of tolerating the intense chemotherapies and radiation therapies involved in treating late stages of cancer. The drug treatment demonstrated improved QOL in the patients and stabilization of body weights and their functional abilities even on prolonged administration, preventing the rapid decline in these parameters often seen in such cachectic patients with advanced neoplasms.”

Ira Greestein, Chairman of Ohr, added, "We believe that we have reached a value inflection point with the OHR/AVR118 program and will begin to evaluate strategic options to provide value from the program to our shareholders and further the clinical development of this important drug. I am excited with our progress as we embark on a transformational period for the company with the continued enrollment of the phase II squalamine eye drop trial for wet-AMD and our planned uplisting to a national exchange.”

About the Study
The trial was an open label phase II study to evaluate the safety and efficacy of OHR/AVR118 in advanced cancer patients with cachexia. Patients with stage III or IV solid tumors meeting the inclusion and exclusion criteria were enrolled and received daily subcutaneous injections of OHR/AVR118 for the treatment period (28 days).  The patients underwent weekly assessment visits to test for improvements in function, ability to complete daily tasks, weight and muscle mass measurements, and overall quality of life parameters. Patients who benefitted from the treatment could elect to continue receiving OHR/AVR118 during the extension period beyond the initial 28 day regimen. The study was conducted at two cancer centers under a HealthCanada IND.

About OHR/AVR118
OHR/AVR118 is a broad-spectrum peptide immunomodulator drug, which modulates cytokine action. The drug has shown a good safety profile in human clinical trials to date. The drug mitigates the deleterious effects of various pro-inflammatory cytokines that are implicated in the etiology of cachexia, whose activation has a direct effect on muscle metabolism and anorexia. OHR/AVR118 had been previously evaluated in clinical trials in over 70 AIDS cachexia patients, where it showed beneficial effects in mitigating multiple symptoms of the disease. Also completed with the drug was a 27 patient open label trial in rheumatoid arthritis.

About Cancer Cachexia
Cancer cachexia is the complex, multi-symptom syndrome in late-stage cancer patients, characterized by anorexia and unintended loss of appetite, progressive and continual weight loss, accompanied by generalized host tissue wasting, skeletal muscle atrophy, immune and metabolic dysfunction, and a greatly diminished quality of life. It is estimated that the market for cancer cachexia exceeds $ 1 billion globally. There is currently no FDA approved therapy for cancer cachexia.

About Ohr Pharmaceutical Inc.
Ohr Pharmaceutical Inc. (OTCQB:OHRP) is a pharmaceutical company dedicated to the clinical development of new drugs for underserved therapeutic needs in large and growing markets. The company is focused on two lead phase II clinical compounds: Squalamine Eye Drops for the treatment of the wet form of age-related macular degeneration, and OHR/AVR118 for the treatment of cancer cachexia. Additional information on the company can be found at www.ohrpharmaceutical.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as the date thereof, and Ohr Pharmaceutical undertakes no obligation to update or revise the forward-looking statement whether as a result of new information, future events or otherwise. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. For example, there can be no assurance that Ohr will be able to sustain operations for expected periods. Shareholders and prospective investors are cautioned that no assurance of the efficacy of pharmaceutical products can be claimed or assured until final testing; and no assurance or warranty can be made that the FDA or Health Canada will approve final testing or marketing of any pharmaceutical product. Ohr's most recent Annual Report and subsequent Quarterly Reports discuss some of the important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements for any reason.

Contact:
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Email: ir@ohrpharmaceutical.com